UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

(Date of earliest event reported): March 15, 2005

FIRST VIRTUAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation or organization)	000-23305 (Commission File No.)	77-0357037 (I.R.S. Employer Identification No.)

3200 Bridge Parkway, Suite 202
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 801-6500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
Cautionary Statement:
SIGNATURES

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 15, 2005, the Company and its wholly owned subsidiary, CUseeMe Networks, Inc. (“CUseeMe”), completed a sale of substantially all their assets for $7.15 million in cash plus certain additional consideration under an asset purchase agreement dated as of February 28, 2005 with RADvision Ltd. (“RADvision”). On March 14, 2005, the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) had entered an order (“Sale Order”) approving the asset purchase agreement, which was the result of a competitive bidding process conducted by the Company and CUseeMe under the supervision of the Bankruptcy Court.

Under the sale transaction, RADvision acquired substantially all the operating assets, intellectual property and customer contracts of the Company and CUseeMe for $7.15 million in cash and assumption of certain liabilities in exchange for the purchase of the assets, free and clear of any liens, claims, and other interests. In accordance with the Sale Order, the Company and CUseeMe used a portion of the sale proceeds to repay all their outstanding secured indebtedness and to pay a $150,000 break-up fee under a prior asset purchase agreement dated as of February 12, 2005 between the Company, CUseeMe, and an investment partnership led by Millennium Technology Value Partners, L.P., a New York-based private equity fund, Silicon Valley Bank and Morrison & Foerster LLP. Under the sale transaction, RADvision committed for any employee of the Company that RADvision hires, that it would provide the accrued vacation for such person as part of the compensation package for such person. The Sale Order also provides for certain employee protections and other benefits, subject to the consent of the Official Committee of Unsecured Creditors, and certain other payments associated with the sale transaction. The Company and CUseeMe will use the remaining sale proceeds to prosecute and conclude their bankruptcy cases.

Entities affiliated with Special Situations Fund, a significant shareholder of the Company with a representative on the Company’s Board, own less than 5% of the outstanding shares of common stock of Radvision. As previously reported, RADvision had offered the Company’s chief executive officer, Mr. Jonathan G. Morgan, a 12-month consulting agreement. Mr. Morgan accepted the offer and entered into a consulting agreement dated as of March 14, 2005 with RADvision on the same terms previously reported.

Cautionary Statement:

In addition to the historical information contained in this Current Report, certain of the information contained in this Current Report should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to access working capital, including, but not limited to, the use of cash collateral; the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more transactions under a plan or plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining the Bankruptcy Court’s approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain and maintain normal terms and relationships with vendors, service providers and employees; the Company’s ability to maintain contracts that are critical to its operations; any adverse impact on us from the special investigation and restatement of previously announced financial results; any adverse impact arising from the delay in filing required periodic reports; the Company’s potential inability to maintain business relationships with the Company’s integrators, distributors and suppliers; and other risk factors set forth in the Company Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s other public filings with the SEC.

We assume no obligation to update any forward-looking statements contained herein. The Company’s expectations and the events, conditions, and circumstances on which these forward-looking statements are based may change.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005	FIRST VIRTUAL COMMUNICATIONS, INC.
	By:	/s/ Jonathan G. Morgan
Jonathan G. Morgan
Chief Executive Officer, Chief Financial Officer, and Secretary

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